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United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 15, 2002

BOEING CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor • Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant's telephone number, including area code)

Item 5. Other Events

The following summary consolidated financial data of Boeing Capital Corporation (the "Company") for the periods indicated are being provided for public reference prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Form 10-K is expected to be timely filed during March 2002.

Boeing Capital Corporation and Subsidiaries
Summary Financial Information (Unaudited)

(Dollars in millions, except stated value and par value)	December 31,
	2001	2000
Selected earnings data:
Revenues	$663.1	$447.9
Interest expense	321.5	229.2
Net income	151.7	107.2
Ratio of income to fixed charges (1)	1.73	1.72
Selected balance sheet data:
Cash and cash equivalents	$400.2	$48.6
Financing receivables, net	5,648.5	2,903.0
Equipment under operating leases, net	2,786.0	2,151.0
Equipment held for sale or re-lease	418.5	101.2
Accounts due from The Boeing Company and Boeing Capital Services Corporation	139.5	215.8
Other assets	430.3	236.3

Total assets	$9,823.0	$5,655.9

Accounts payable and accrued expenses	129.4	62.5
Other liabilities	220.2	135.0
Deferred income taxes	807.5	468.8
Debt:
Senior	7,271.3	4,288.3
Subordinated	24.1	29.2

Total liabilities	8,452.5	4,983.8

Preferred stock — no par value; authorized 100,000 shares:
Series A; $5,000 stated value; authorized, issued and outstanding 10,000 shares	50.0	50.0
Common stock — $100 par value; authorized 100,000 shares; issued and outstanding 50,000 shares	5.0	5.0
Capital in excess of par value	803.8	234.5
Accumulated other comprehensive loss, net of tax	(19.1)	—
Income retained for growth	530.8	382.6

Total shareholder's equity	1,370.5	672.1

Total liabilities and shareholder's equity	$9,823.0	$5,655.9

(1)
For purposes of computing the ratio of income to fixed charges, income consists of income before provision for income taxes and fixed charges; and fixed charges consist of interest expense and preferred stock dividends.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

BOEING CAPITAL CORPORATION
By:	/s/ STEVEN W. VOGEDING Steven W. Vogeding Vice President and Chief Financial Officer

February 15, 2002

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Form 8-K
Item 5. Other Events
Boeing Capital Corporation and Subsidiaries Summary Financial Information (Unaudited)
Signatures